Exhibit 5.1

January 30, 2025

NexPoint Diversified Real Estate Trust
300 Crescent Court, Suite 700
Dallas, Texas 75201

Re:

NexPoint Diversified Real Estate Trust, a Delaware statutory trust (the “Company”)–Issuance and sale of up to 16,000,000 shares of 9.00% Series B Cumulative Redeemable Preferred Shares, par value $0.001 per share (the “Series B Preferred Shares”), of the Company and the common shares, par value $0.001 (the “Common Shares,” and, together with the Series B Preferred Shares, the “Shares”), of the Company to be issued from time to time upon redemption of the Series B Preferred Shares pursuant to a Registration Statement on Form S-3 (Registration No. 333-280954) filed with the United States Securities and Exchange Commission (the “Commission”) on or about July 23, 2024 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special Delaware counsel to the Company, in connection with the registration of the Shares, under the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion with respect to the matters set forth below.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, statutory trust records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the restated certificate of trust of the Company, as in effect on the date hereof, (ii) the restated Agreement and Declaration of Trust of the Company (“Declaration of Trust”) dated as of July 1, 2022 (ii) the bylaws of the Company, as in effect on the date hereof, (iii) the Registration Statement and related base prospectus, and the related prospectus supplement, dated January 30, 2025, (iv) the Statement of Preferences of the Series B Preferred Shares dated as of the date of this opinion letter, (v) certain resolutions adopted by the Board of Trustees of the Company relating to, among other things, the authorization of the issuance of the Shares (the “Trustees’ Resolutions”), (vi) a Certificate of Good Standing of the Company dated January 6, 2025 issued by the Secretary of State of the State of Delaware; and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

1325 Avenue of the Americas ♦ 27th Floor ♦ New York, NY 10019
Tel: (646) 863-9754 ♦ Fax: (646) 478-9129

Colorado ♦ Connecticut ♦ Delaware ♦ District of Columbia ♦ Georgia ♦
Maryland ♦ New Jersey ♦ New York ♦ Pennsylvania ♦ Spain ♦ Virginia

Attorneys admitted solely in the jurisdiction where listed office is located, unless otherwise note

NexPoint Diversified Real Estate Trust
January 30, 2025

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Series B Preferred Shares have been duly authorized for issuance by all necessary statutory trust action on the part of the Company and, when issued and delivered by the Company in exchange for payment therefor in accordance with the Trustees’ Resolutions, such Shares will be validly issued, fully paid and non-assessable; and (ii) the issuance of the Common Shares has been duly authorized and, when and if issued and delivered upon redemption of Series B Preferred Shares in accordance with the Trustees’ Resolutions, such Common Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Delaware Statutory Trust Act and other laws of the State of Delaware as currently in effect. We undertake no responsibility to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

TUAN OLONA, LLP

/s/ Tuan Olona, LLP